Exhibit 10.6

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of June 28, 2013

by and between

HORIZON TECHNOLOGY FINANCE CORPORATION,

a Delaware corporation

312 Farmington Avenue

Farmington, CT 06032

As a Lender and Collateral Agent

FORTRESS CREDIT CO LLC

a Delaware limited liability company

1345 Avenue of Americas

New York, New York 10105

As a Lender, and collectively with Horizon, as Lenders

And

INOTEK PHARMACEUTICALS CORPORATION,

a Delaware corporation

131 Hartwell Avenue, Suite 105

Lexington, MA 02421

as Borrower

LOAN A COMMITMENT AMOUNT: $3,500,000

LOAN B COMMITMENT AMOUNT: $3,500,000

Loan A Commitment Termination Date: June 30, 2013

Loan B Commitment Termination Date: June 30, 2013

The Lenders and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means an agreement acceptable to Lenders which perfects via control Lenders’ security interest in Borrower’s deposit accounts and/or accounts holding securities.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, managers, joint venturers or partners.

“Agreement” means this certain Venture Loan and Security Agreement by and among Borrower, Collateral Agent and Lenders dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrower, Collateral Agent and Lenders).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” means the Borrower as set forth on the cover page of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Massachusetts.

“Claim” has the meaning given such term in Section 10.3 of this Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” has the meaning as set forth on the cover page of this Agreement.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Fortress” means Fortress Credit Co LLC.

“Funding Certificate” means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lenders may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Horizon Technology Finance Corporation.

“Indebtedness” means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower and the Subsidiaries.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means all of Borrower’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Landlord Agreement” means an agreement substantially in the form provided by Lenders to Borrower or such other form as Lenders may agree to accept.

“Lenders” means the Lenders as set forth on the cover page of this Agreement.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration, perfection and funding of the Loan Documents; and each Lender’s reasonable attorneys’ fees, costs and expenses incurred in drafting, amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lenders in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by a Lender to Borrower under this Agreement and, “Loans” means, collectively all such advances of credit.

“Loan A” means the advance of credit by Horizon to Borrower under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning as set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning as set forth on the cover page of this Agreement.

“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan B” means the advance of credit by Fortress to Borrower under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning as set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning as set forth on the cover page of this Agreement.

“Loan B Final Payment” has the meaning given such term in Section 2.2(h) of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrant, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Rate” means, with respect to each Loan, the per annum rate of interest (based on a year of twelve 30-day months) equal to the greater of (a) 11.0% or (b) 11.0% plus the difference between (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, on the date which is three (3) days before the Funding Date for such Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 0.25%.

“Maturity Date” means, with respect to each Loan, thirty-nine (39) months from the first day of the month next following the month in which the Funding Date for such Loan occurs, or if earlier, the date of acceleration of such Loan following an Event of Default that has not been waived by Lenders or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto, and, collectively, “Notes” means all such promissory notes.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lenders of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrant), or by any other agreement among Lenders and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lenders may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lenders;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule.

“Permitted Investments” means and includes any of the following Investments as to which Lenders have a perfected security interest:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business; and

(e) Other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time.

“Permitted Liens” means and includes:

(a) the Lien created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower); and

(e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of the Lenders or their designees to purchase securities of Borrower.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitment.

(a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to Borrower prior to the Loan A Commitment Termination Date, Loan A. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Fortress agrees to lend to Borrower prior to the Loan B Commitment Termination Date, Loan B.

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to Horizon or Fortress, as applicable.

(c) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lenders’ obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at Lenders’ sole election, the occurrence of any Event of Default hereunder, and (ii) with respect to Loan A the Loan A Commitment Termination Date, and with respect to Loan B, the Loan B Commitment Termination Date. Notwithstanding the foregoing, Lenders’ obligation to lend the undisbursed portion of the Loan A Commitment Amount or Loan B Commitment Amount to Borrower shall terminate if, in Lenders’ sole judgment, there has been a material adverse change in the general affairs, results of operations or condition (financial or otherwise) of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lenders on or before the date of this Agreement.

2.2 Payments.

(a) Scheduled Payments. Borrower shall make a payment of accrued interest only on the outstanding principal amount of each Loan on the first twelve (12) Payment Dates specified in the Note applicable to each Loan and an equal payment of principal plus accrued interest on the outstanding principal amount of each Loan on the next twenty-seven (27) Payment Dates as set forth in the Note applicable to each Loan (collectively, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to each Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lenders prior to an Event of Default shall be applied as follows: (1) first, to Lender’s Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default that has not been waived by Lenders, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Borrower shall pay to Lenders a late payment fee equal to five percent (5%) of any Scheduled Payment not paid when due.

(f) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lenders’ election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Loan A Final Payment. Borrower shall pay to Horizon a payment in the amount of One Hundred Five Thousand Dollars ($105,000) (the “Loan A Final Payment”) upon the earlier of (i) payment in full of the principal balance of Loan A, (ii) an Event of Default and demand by Horizon in accordance with Section 9.1(a) for payment in full of Loan A or (iii) on the Maturity Date, as applicable.

(h) Loan B Final Payment. Borrower shall pay to Fortress a payment in the amount of One Hundred Five Thousand Dollars ($105,000) (the “Loan B Final Payment”) upon the earlier of (i) payment in full of the principal balance of Loan B, (ii) an Event of Default and demand by Fortress in accordance with Section 9.1(a) for payment in full of Loan B or (iii) on the Maturity Date, as applicable.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof that has not been waived by Lenders, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lenders the amount set forth in Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.

(b) Optional Prepayment. Upon five (5) Business Days’ prior written notice to Lenders, Borrower may, at its option, at any time, prepay all of the Loans by paying to Lenders an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of each Loan; (ii) an amount equal to (A) if a Loan is prepaid within twelve (12) months from the applicable Funding Date thereof, four (4%) percent of the then outstanding principal balance of such Loan, (B) if a Loan is prepaid more than twelve (12) months from the applicable Funding Date thereof but less than twenty-four (24) months from the applicable Funding Date thereof, three (3%) percent of the then outstanding principal balance of such Loan, or (C) if a Loan is prepaid more than twenty-four (24) months from the applicable Funding Date thereof, two (2%) percent of the then outstanding principal balance of such Loan; (iii) the outstanding principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lenders in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 10:00 a.m. Connecticut time, on the date on which such payment is due. Borrower shall make such payments to Lenders via wire transfer or ACH as instructed by Lenders from time to time.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify Lenders of the date on which Borrower desires Lenders to make any Loan at least two (2) Business Days in advance of the desired Funding Date, unless Lenders elect at their sole discretion to allow the Funding Date to be within two (2) Business Days of Borrower’s notice. Borrower’s execution and delivery to each Lender of a Note shall be Borrower’s agreement to the terms and calculations thereunder with respect to the Loan. Each Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to the Funding Date, Lenders shall establish the Loan Rate with respect to the Loans, which shall be set forth in the Notes to be executed by Borrower with respect to each Loan and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lenders shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for the Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. Borrower has delivered to Lenders a good faith deposit in the amount of Forty Thousand Dollars ($40,000) (the “Good Faith Deposit”). The Good Faith Deposit will be credited to the Commitment Fee. If the Funding Date does not occur, Lenders shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lenders each Lender’s legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents.

(c) Commitment Fee. Borrower shall pay Lenders concurrently with its execution and delivery of this Agreement a commitment fee in the amount of Seventy Thousand Dollars ($70,000) (the “Commitment Fee”). The Commitment Fee shall be retained by Lenders and be deemed fully earned upon receipt.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lenders shall have received, in form and substance reasonably satisfactory to Lenders, all of the following (unless any Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by Borrower and Lenders.

(b) Warrant. The Warrant duly executed by Borrower.

(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached: (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates. A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, each dated as of a recent date.

(e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.

(g) Legal Opinion. A legal opinion of Borrower’s counsel covering the matters set forth in Exhibit D hereto.

(h) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and accounts holding securities duly executed by all of the parties thereto, in the forms provided by or reasonably acceptable to Lenders.

(i) Other Documents. Such other documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making Loans A and B. The obligation of Lenders to make each Loan is further subject to the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Landlord Agreements. Borrower shall have provided Lenders with a Landlord Agreement for each location where Borrower’s books and records and the Collateral is located (unless Borrower is the fee owner thereof).

(c) Note. Borrower shall have duly executed and delivered to Horizon a Note in the amount of Loan A and Borrower shall have duly executed and delivered to Fortress a Note in the amount of Loan B.

(d) UCC Financing Statements. Collateral Agent and Lenders shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Collateral Agent and Lenders shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lenders pursuant to Section 4. Borrower authorizes Collateral Agent and Lenders to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect its security interest in the Collateral.

(e) Funding Certificate. Borrower shall have duly executed and delivered to Lenders a Funding Certificate for the Loans.

(f) Sale of Equity Securities. Borrower shall have provided Lenders with evidence reasonably satisfactory to Lenders that Borrower has received cash proceeds of not less than Eight Million Six Hundred Thousand Dollars ($8,600,000) from the sale of Borrower’s Series AA Preferred Stock.

(g) Other Documents. Such other documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lenders each item required to be delivered to Lenders as a condition to each Loan, if each Loan is advanced. Borrower expressly agrees that the extension of any Loan prior to the receipt by Lenders of any such item shall not constitute a waiver by Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants to Collateral Agent and each Lender a valid, first priority, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrant). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including without limitation, all of the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

(g) Notwithstanding the foregoing, the Collateral shall not include (i) any license, contract or agreement to the extent that, but only to the extent that and for so long as, a grant of a security interest therein constitutes (or would constitute) or results (or would result) in the abandonment, invalidation or unenforceability of any right, title or interest of Borrower in such property or results (or would result) in a breach of the terms of, or constitutes (or would constitute) a default under, any such license, contract or agreement or principles of equity or (ii) any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s and each Lender’s security interest in the Rights to Payment.

4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall promptly notify Collateral Agent in writing signed by Borrower of the brief details thereof and grant to Collateral Agent and each Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent.

4.3 Duration of Security Interest. Collateral Agent’s and each Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations (other than inchoate indemnification or reimbursement obligations) and termination of Lenders’ commitment to fund the Loans, whereupon such security interest shall terminate. Collateral Agent and Lenders shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. The Collateral (other than laptop computers and other mobile equipment in the possession of Borrower’s employees and agents) is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent and Lenders for perfection of its security interest therein) and so long as no Event of Default has occurred that not been waived by Lenders, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Collateral Agent and Lenders, at the request of Collateral Agent, all financing statements and other documents Collateral Agent may reasonably request, in form satisfactory to Collateral Agent, to perfect and continue Collateral Agent’s and each Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Collateral Agent and each Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.7 Protection of Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of the Intellectual Property material to Borrower’s business and promptly advise Collateral Agent in writing of material infringements thereof, and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a material adverse effect on Borrower.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted. Borrower has obtained all licenses, permits, approvals and other authorizations necessary for the operation of its business.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation by Borrower of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default by Borrower thereunder or result in the creation or imposition of any Lien on any property of Borrower, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation by Borrower of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery by Borrower of any Loan Document to which Borrower is a party, (ii) the performance of Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrant. The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.

5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could reasonably be expected to have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.8 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to Lenders present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.9 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since December 31, 2011.

5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such representation, warranty or statements, in light of the circumstances in which they were made, not misleading. There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.12 Subsidiaries. Borrower has no Subsidiaries.

5.13 Catastrophic Events; Labor Disputes. Neither Borrower nor its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower.

5.14 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

(b) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower, has any present intention of terminating his or her employment or consulting relationship with Borrower.

5.15 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

5.16 Embargoed Person. To Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loans, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or of any of its Subsidiaries constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Person or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in the respective party (whether directly or indirectly) is prohibited by applicable law or the Loans made by Lenders are in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has (or will have) any interest of any nature whatsoever in Borrower or in its Subsidiaries, with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law; and (c) none of the funds of Borrower or of its Subsidiaries have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.

5.17 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on its financial condition, operations or business.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lenders: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by Borrower’s president, chief executive officer, treasurer or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lenders; and (c) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year or the date of Borrower’s board of directors’ adoption, Borrower’s operating budget and plan for the next fiscal year; and (d) such other financial information as Lenders may reasonably request from time to time. From and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (x) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (y) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the financial statements of Borrower filed with such Form 10-Q. In addition, Borrower shall deliver to Lenders (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; and (ii) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lenders an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default, Borrower shall provide Lenders with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lenders with proof satisfactory to Lenders indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lenders. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Collateral Agent or any Lender has any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, as Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as an additional loss payee and all liability policies shall show Collateral Agent as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days notice before canceling its policy. At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the benefit of Lenders, on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Collateral Agent and Lenders have been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the benefit of Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and Lenders pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lenders’ Lien under this Agreement) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lenders to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Collateral Agent’s and Lenders’ security interest in the Collateral.

6.11 Subsidiaries. Borrower, upon Collateral Agent or any Lender’s request, shall cause any Subsidiary of Borrower to provide Collateral Agent and each Lender with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

6.12 Sale of Equity Securities. Borrower shall, within forty-five (45) days after the date of this Agreement, provide Lenders with evidence reasonably satisfactory to Lenders that Borrower has received cash proceeds of not less than Ten Million Dollars ($10,000,000) from the sale of Borrower’s Series AA Preferred Stock, which amount shall be inclusive of the proceeds received by Borrower in satisfaction of the condition set forth in Section 3.2(f) of this Agreement.

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that Borrower shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Lenders.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3 Liens. Create, incur, allow or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority to Lender’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as otherwise permitted in Section 7.4 hereof and the definition of “Permitted Liens” herein.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of worn-out, obsolete or surplus equipment; or (iii) Transfers permitted under subclause (f) of the definition of Permitted Liens with respect to Collateral.

7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year of Borrower); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in Borrower’s common stock.

7.6 Mergers or Acquisitions. Merge or consolidate with or into any other Person or acquire all or substantially all of the capital stock or assets of another Person.

7.7 Change in Business or Ownership. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership of greater than forty-nine percent (49%) (other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Lenders the venture capital investors prior to the closing of the investment).

7.8 Transactions With Affiliates/Subsidiaries. (i) Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower or (ii) create a Subsidiary, unless, at Collateral Agent’s and each Lender’s election, any such Subsidiary guarantees the Obligations and grants a security interest in its assets to secure such guaranty.

7.9 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make any Investment except for Permitted Investments.

7.12 Compliance.

(a) Become (i) an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.

(b) Lenders hereby notify Borrower that pursuant to the requirements of Anti-Terrorism Laws, and each Lender’s policies and practices, Lenders are required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Lenders to identify such party in accordance with Anti-Terrorism Laws. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall promptly notify each Lender if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Collateral Agent is able to take such actions as it deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Collateral Agent and Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent and Lenders) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than licenses (which may be exclusive as to limited fields of use, geographic territories and/or time periods) of Intellectual Property entered into in the ordinary course of business.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date, or (ii) any other portion of the Obligations within five (5) days after receipt of written notice from Lenders that such payment is due.

8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation under Section 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and Borrower has failed to cure such default within fifteen (15) days of the occurrence of such default. During this fifteen (15) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4 Material Adverse Change. If there occurs a material adverse change in Borrower’s business, or if there is a material impairment of the prospect of repayment when due of any portion of the Obligations owing to Lenders or a material impairment of the value or priority of Collateral Agent’s or any Lender’s security interest in the Collateral.

8.5 Intentionally Omitted.

8.6 Seizure of Assets, Etc. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process. The service of process upon a Lender seeking to attach by a trustee or other process any funds of the Borrower on deposit or otherwise held by such Lender, or the delivery upon a Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of the Borrower on deposit or otherwise held by such Lender, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than a Lender) seeking to foreclose or attach any such accounts or securities.

8.8 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or a default shall exist under any financing agreement with Lenders or any of a Lender’s Affiliates.

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($260,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days or more.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or a Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.11 Breach of Warrant. If Borrower shall breach any material term of the Warrant.

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency, liquidation, administration or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.14 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

9. Lenders’ Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of any Event of Default described in Section 8.13 or Section 8.14, or upon the occurrence of any other Event of Default that has not been waived by Lenders, Lenders shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default that has not been waived by Lenders, Collateral Agent and Lenders shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent or Lenders may, at their election, without notice of election and without demand, do any one or more of the following, to the extent not prohibited by applicable law, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Lenders);

(b) Protection of Collateral. Make such payments and do such acts as Collateral Agent considers necessary or reasonable to protect Collateral Agent’s and Lenders’ security interest in the Collateral. Borrower agrees to assemble the Collateral if Collateral Agent so requires and to make the Collateral available to Collateral Agent as Collateral Agent may designate that is reasonably convenient to Collateral Agent and Borrower. Borrower authorizes Collateral Agent and its designees and agents to peaceably enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Collateral Agent a license to enter into possession of such premises and to occupy the same, without charge by Borrower, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and Lenders’ rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lenders’ exercise of their remedies hereunder;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lenders determine are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid promptly by Borrower.

9.2 Set Off Right. Lenders may set off and apply to the Obligations then due any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Collateral Agent or a Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default that has not been waived by Lenders, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or Lenders, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Collateral Agent (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Collateral Agent’s and each Lender’s security interests in the Collateral. Borrower does hereby irrevocably appoint Collateral Agent (which appointment is coupled with an interest) on the occurrence of an Event of Default that has not been waived by Lenders, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent or any Lender’s possession or under Collateral Agent’s or any Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lenders in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent determines reasonable; (i) transfer the Collateral into the name of Collateral Agent, a Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Collateral Agent were the outright owner of the Collateral.

9.5 Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent deems prudent. Any amounts paid or deposited by Collateral Agent shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent shall not constitute an agreement by Collateral Agent to make similar payments in the future or a waiver by Collateral Agent or any Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lender’s Expenses, incurred by Collateral Agent or any Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative. Collateral Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Collateral Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Collateral Agent or any Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Collateral Agent or any Lender shall constitute a waiver, election, or acquiescence by it.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or any Lender, at the time of, or received by Collateral Agent or any Lender after the occurrence of an Event of Default hereunder that has not been waived by Lenders) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or any Lender, including, without limitation, Lender’s Expenses;

(b) Second, to the payment to Lenders of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, then to the principal balance of the Loans, and then to the payment of other amounts then payable to Lenders under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Collateral Agent or any Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lenders on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Collateral Agent and Lenders comply with its obligations, if any, under the Code, Collateral Agent and Lenders shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or any Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Collateral Agent and Lenders for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Collateral Agent and Lenders from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Collateral Agent and Lenders, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify Collateral Agent or any Lender for any liability incurred by Collateral Agent or any Lender as a direct and sole result of Collateral Agent or any Lender’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or any Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Collateral Agent and Lenders, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Collateral Agent or any Lender without first obtaining Collateral Agent’s or such Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower, Collateral Agent or any Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Inotek Pharmaceuticals Corporation 131 Hartwell Avenue, Suite 105 Lexington, MA 02421 Attention: James G. Ham, Chief Financial Officer Fax: (781) 676-2155 Ph: (781) 676-2115

If to Horizon:	Horizon Technology Finance Corporation 312 Farmington Avenue Farmington, CT 06032 Attention: Legal Department Fax: (860) 676-8655 Ph: (860) 676-8654

If to Fortress	Fortress Credit Co LLC 1345 Avenue of Americas New York, New York 10105 Attention: Constantine Dakolias Fax: (212) 798-6099 Ph: (212) 798-6100

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lenders’ prior written consent, which consent may be granted or withheld in Lenders’ sole discretion. Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder. Each Lender may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loans, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower, Collateral Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, any Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Collateral Agent and Lenders as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Collateral Agent or any Lender. Borrower, Collateral Agent and each Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Collateral Agent’s or any Lender’s actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lenders. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lenders and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lenders and on Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lenders, notwithstanding any investigation by Lenders.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Collateral Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

12.9 Collateral Agent and Lenders. Until Borrower receives notice from Collateral Agent or any Lender to the contrary, (i) all payments required to be made by Borrower to Collateral Agent, the Lenders or any Lender under the Loan Documents shall be provided solely to Collateral Agent as agent for the Lenders, (ii) all notices, documents or information required to be provided by Borrower to, Collateral Agent, the Lenders or any Lender under the Loan Documents shall be provided to such party, and (iii) all rights or remedies of Collateral Agent, the Lenders or any Lender under the Loan Documents shall be exercised solely by Collateral Agent as agent for the Lenders.

13. Relationship of Parties. Borrower and Lenders acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lenders, on the other, is, and at all time shall remain solely that of a borrower and lender. Neither Collateral Agent nor Lenders shall under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Collateral Agent or Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Neither Collateral Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or Lenders or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or any Lender in connection with such matters is solely for the protection of Collateral Agent and Lenders and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Collateral Agent and Lenders in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Collateral Agent and Lenders agree to use the same degree of care to safeguard and prevent disclosure of such confidential information as each such party uses with its own confidential information, but in any event no less than a reasonable degree of care. Neither Collateral Agent nor any Lender shall disclose such information to any third party (other than to Collateral Agent and Lenders’ members, partners, attorneys, governmental regulators, or auditors, or to Collateral Agent’s and Lenders’ subsidiaries and affiliates and prospective transferees and purchasers of the Loans, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Collateral Agent’s and each Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Collateral Agent or any Lender, (c) is disclosed to Collateral Agent or any Lender by a third party having a legal right to make such disclosure, or (d) is independently developed by Collateral Agent or any Lender. Notwithstanding the foregoing, Collateral Agent’s and each Lender’s agreement of confidentiality shall not apply if Collateral Agent or any Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s or Lender’s security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH OF BORROWER, COLLATERAL AGENT AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. BORROWER, COLLATERAL AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:
INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ James E. Ham III

Name:	James E. Ham III

Title:	CFO

COLLATERAL AGENT AND LENDER: HORIZON TECHNOLOGY FINANCE CORPORATION

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

LENDER:

FORTRESS CREDIT CO LLC, as a Lender

By:	/s/ Glenn P. Cummins

Name:	Glenn P. Cummins

Title:	Treasurer

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate

EXHIBIT A

DISCLOSURE SCHEDULE

Borrower hereby certifies the following information to Lenders:

Section 1.	Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.

(a) The exact corporate name of Borrower as it appears in its Certificate of Incorporation, as amended to date is: Inotek Pharmaceuticals Corporation.

(b) Borrower’s state of incorporation is: Delaware.

(c) The organizational ID number of Borrower from its jurisdiction of incorporation is 3062053.

(d) Borrower’s taxpayer identification number is 04-3475813.

(e) The following is a list of all corporate names, dba or trade names used by Borrower in the past five years: Inotek Pharmaceuticals Corporation.

(f) The following is a list of all Subsidiaries of Borrower: None.

(g) The address of Borrower’s headquarters and chief executive office is: 131 Hartwell Avenue, 1st Floor, Lexington, MA 02421. The following is a list of all States where Borrower’s headquarters and chief executive office has been located in the past five years: Massachusetts.

(h) The following is a list of all States where Borrower’s property and assets have been located in the past five years: Massachusetts.

(i) The following is a list of all of Borrower’s deposit accounts (bank name, address and account names and numbers): Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA 95054; Inotek Pharmaceuticals Corporation, Account # 3300426104.

(j) The following is a list of all of Borrower’s accounts holding securities (broker/bank name, address and account names and numbers): Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA 95054; Inotek Pharmaceuticals Corporation, Account # 19-SV053.

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting                      of INOTEK PHARMACEUTICALS CORPORATION, a Delaware corporation (“Borrower”), does hereby certify to HORIZON TECHNOLOGY FINANCE CORPORATION (“Horizon”) and FORTRESS CREDIT CO LLC (“Fortress” and together with Horizon, the “Lenders”) in connection with that certain Venture Loan and Security Agreement dated as of June     , 2013 by and among Borrower, Horizon, in its role as Collateral Agent and Lenders (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof.

2. No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5. No material adverse change in the general affairs results of operations or condition (financial or otherwise) of Borrower, whether or not arising from transactions in the ordinary course of business, has occurred.

6. The proceeds for Loan A and Loan B shall be disbursed as follows:

Disbursement from Horizon:
Loan Amount		$3,500,000
Less:
Legal Fees	$
Balance of Commitment Fee	$

Net Proceeds due from Horizon:	$

Disbursement from Fortress:
Loan Amount		$3,500,000
Less:
Legal Fees	$
Balance of Commitment Fee	$

Net Proceeds due from Fortress:	$

TOTAL PROCEEDS DUE FROM LENDERS:	$

7. The aggregate net proceeds of Loan A and Loan B in the amount of $             shall be transferred to Borrower’s account as follows:

Account Name:

Bank Name:

Bank Address:

Attention:

Telephone:

Account Number:

ABA Number:

Dated:             , 2013

BORROWER:
INOTEK PHARMACEUTICALS CORPORATION

By:

Name:

Title:

EXHIBIT C

SECURED PROMISSORY NOTE

(Loan A)

$3,500,000	Dated: June , 2013

FOR VALUE RECEIVED, the undersigned, INOTEK PHARMACEUTICALS CORPORATION, a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to [HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation/FORTRESS CREDIT CO LLC, a Delaware limited liability company] (“Lender”) the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) or such lesser amount as shall equal the outstanding principal balance of Loan A (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is     % per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing                 , 201    , through and including                 , 201    , on the first day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of                              Dollars ($            ). Commencing on                 , 2011, and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender                              (    ) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of                              Dollars ($            ). On October 1, 2016, or the earlier repayment in full of the Loan, Borrower shall make a payment of One Hundred Five Thousand and 00/100 Dollars ($105,000) to Lender (the “Final Payment”). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on October 1, 2016.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of the date hereof by and between Borrower and Lender (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Note) whose laws Borrower expressly elect to apply to this Note. Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
INOTEK PHARMACEUTICALS CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE (LOAN A)]

EXHIBIT D

ITEMS TO BE COVERED BY OPINION OF BORROWER’S COUNSEL

[in standard GP form]

1. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and authorized to do business in the State of Massachusetts.

2. Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

3. The Loan Documents have been duly authorized, executed and delivered by Borrower and constitute valid, legal and binding agreements, and are enforceable in accordance with their terms.

4. To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against Borrower in any court or before any governmental commission, agency, board or authority which might have a material adverse effect on the business, condition or operations of Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

5. The Shares (as defined in the Warrant) issuable pursuant to exercise or conversion of the Warrant have been duly authorized and reserved for issuance by Borrower and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

6. The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved and, when issued in accordance with the terms of Borrower’s Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable.

7. The execution and delivery of the Loan Documents are not, and the issuance of the Shares upon exercise of the Warrant in accordance with the terms thereof will not be, inconsistent with Borrower’s Certificate of Incorporation, as amended, or Bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to Borrower, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other agreement or instrument of which Borrower is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO: HORIZON TECHNOLOGY FINANCE CORPORATION

Reference is made to the Venture Loan and Security Agreement dated as of             , 2013 (as it may be amended from time to time, the “Loan Agreement”) by and among INOTEK PHARMACEUTICALS CORPORATION (“Borrower”), HORIZON TECHNOLOGY FINANCE CORPORATION, as Collateral Agent and a Lender (“Horizon”) and FORTRESS CREDIT CO LLC (“Fortress” and together with Horizon, “Lenders”). Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement. The undersigned Responsible Officer of Borrower hereby certifies to Lender that:

1.	No Event of Default or Default has occurred under the Loan Agreement that has not been waived by Lenders. (If a Default or Event of Default has occurred that has not been waived by Lenders, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2.	The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3.	Borrower is in compliance with the provisions of Sections 4, 6 and 7 of the Loan Agreement, except as noted below.

4.	Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER:
INOTEK PHARMACEUTICALS CORPORATION

By:
Name:
Title:
Date: